Exhibit 99.1

[Prentiss Properties Logo]

Prentiss Properties Trust 3890 West Northwest Hwy., Suite 400 Dallas, TX 75220 www.prentissproperties.com NYSE: PP	FOR FURTHER INFORMATION: Thomas F. August President & Chief Executive Officer (214) 654-0886

FOR IMMEDIATE RELEASE

Wednesday, July 16, 2003

PRENTISS PROPERTIES REPORTS $0.16 PER SHARE NET INCOME AND $0.78

PER SHARE FFO FOR SECOND QUARTER 2003

Prentiss Properties Trust Summary of Operations for the 2nd Quarter 2003

•	For the second quarter 2003, the Company reported net income of $8.5 million, or $0.16 per common share (diluted), compared to $17.3 million, or $0.39 per common share (diluted), for the second quarter of 2002. Net income was adversely impacted by approximately $6.3 million, or $0.16 per common share (diluted), of losses related to asset sales to execute the Company’s strategy of exiting non-core markets.
•	Funds From Operations (FFO) totaled $34.5 million, or $0.78 per common share (diluted) for the second quarter 2003, compared to $37.7 million, or $0.85 per common share (diluted) for the second quarter of 2002. The FFO decline was driven by occupancy loss and rental rate declines over the comparable periods.
•	Overall portfolio occupancy stood at 90.7 percent at the end of the second quarter 2003 versus 90.1 percent at the end of the first quarter 2003 and 93.2 percent at the end of the second quarter of 2002.
•	During the quarter, the Company made substantial progress on its strategy of narrowing its focus on its six primary markets by selling two buildings in Houston and entering into a contract to sell its entire Atlanta portfolio. The Atlanta contract is binding with a substantial deposit at risk and is expected to close within 30 days.
•	The Company has received indication, subject to final documentation, from MCI WorldCom Communications, Inc. that, effective August 15, 2003, it intends to reject the 106,576 square feet that it currently leases at 8521 Leesburg Pike in Vienna, Virginia.
•	During the second quarter of 2003, the Company acquired two buildings in suburban Chicago. Both assets are in Lisle, Illinois. Corporate Lakes III is a 124,237 square foot, class A building built in 1990. 701 Warrenville Road is a 60,434 square foot, class A building built in 1999.

Dallas, July 16, 2003 — Prentiss Properties Trust (NYSE: PP), a real estate investment trust (REIT) which focuses on office property ownership and development in select markets, today announced results for the second quarter of 2003. For the second quarter 2003, the Company reported net income of $8.5 million, or $0.16 per common share (diluted), compared to $17.3 million, or $0.39 per common share (diluted), for the second quarter of 2002. Diluted FFO was $0.78 per share for the second quarter of 2003 compared to $0.85

Prentiss Properties Trust 2nd Quarter 2003 Earnings Release

July 16, 2003

per share for the second quarter of 2002.

“The early second quarter leasing momentum that we noted in our first quarter earnings call continued throughout the second quarter as we signed close to 750,000 square feet of leases during the quarter and increased our overall occupancy by 60 basis points over the first quarter of 2003,” stated Thomas F. August, President and CEO of Prentiss Properties. “While it is certainly too early to call this activity a trend, especially with the continued absence of job growth, we are obviously very encouraged with this leasing activity.”

“Also of significance in the second quarter was our continued execution of our strategy to exit non-core markets. In particular, we sold two of our three remaining buildings in Houston during the quarter and entered into a binding agreement to sell all of our remaining properties in Atlanta. These proceeds will be reinvested in our core markets, including our two acquisitions during the second quarter in Chicago.”

As of June 30, 2003, the Company’s portfolio of properties consisted of 138 operating properties containing 17.8 million square feet – 15.5 million of office properties and 2.3 million of industrial properties. The Company has no development projects in the portfolio at this time. Including properties managed for third parties, the Company managed 29.6 million square feet of commercial office and industrial real estate as of June 30, 2003.

Asset Acquisitions & Sales

During the quarter, the Company capitalized on one of its 3rd party service relationships to acquire 410 Warrenville Road in the Chicago, Illinois suburb of Lisle for $8.7 million. 410 Warrenville Road is a 60,434 square foot, Class A office building built in 1999. The property served as a like-kind exchange to offset the Company’s sale of 9.2 acres of land in Sacramento, California.

IKON Office Solutions (BBB- senior unsecured debt rating by Standard & Poor’s) has owned and occupied the building since its completion and has agreed to a 10- year triple net lease for 100% of the building as part of the sales transaction. The investment is expected to yield an unleveraged first year cash-on-cash return of 9.3% and a first year GAAP yield of 9.9%.

During the quarter, the Company acquired Corporate Lakes III in the Chicago, Illinois suburb of Lisle for $22.2 million. Corporate Lakes III is a 124,327 square foot, Class A office building built in 1990 that is 100% leased to Unilever Bestfoods North America, UBF Foodsolutions and GE Polymerland. Unilever Bestfoods North America and UBF Foodsolutions are wholly owned subsidiaries of Unilever PLC (A+ senior unsecured debt rating by Standard & Poor’s) and Unilever NV (A+ senior unsecured debt rating by Standard & Poor’s) and GE Polymerland is a wholly owned subsidiary of General Electric Company (AAA senior unsecured debt rating of by Standard & Poor’s). The investment is expected to yield an unleveraged first year cash-on-cash return of 9.2% and a first year GAAP yield of 9.7%. The property has only 5,000 square feet maturing prior to 2006.

Prentiss Properties Trust 2nd Quarter 2003 Earnings Release

July 16, 2003

During the quarter, the Company completed the sale of two office properties containing 339,000 net rentable square feet to an unrelated third party. The sale, which included two of the remaining three properties the Company owns in its non-core market of Houston, Texas, resulted in gross proceeds of $16.0 million and a loss on sale of $4.5 million. Proceeds from the sale were used to help fund asset acquisitions in the Company’s core markets during the quarter.

During the quarter, the Company entered a contract to sell all of its office properties located in its non-core market of Atlanta, Georgia. The contract is binding with a substantial deposit at risk. As a result, the Company recorded a write-down of $1.8 million, representing the amount by which the carrying amount of the properties exceeds the Company’s estimate of the fair value of the properties, less cost to sell. The properties are scheduled to close in the next 30 days. Proceeds from the sale will be used to help fund asset acquisitions in the Company’s core markets.

During the second quarter of 2003, the Company sold/exchanged its interest in 800 Elgin Road, a land parcel next to the Company’s 1800 Sherman Avenue project. The Company’s basis in this land parcel was $800,000. In exchange for the Company’s ownership interest in this land, the Company received $1,000,000 in cash proceeds and will receive structured parking stalls worth approximately $3.2 million for use by tenants in the Company’s 1800 Sherman Avenue project. The Company recognized a $778,000 gain on sale from this transaction.

Consolidated Financial Results

Second quarter 2003 revenues totaled $88.5 million compared to $85.9 million during the second quarter of 2002. This increase is attributable to the consolidation of Prentiss Properties Resources, Inc. (as described below) and contributions from acquisitions and developments placed in service and was partially offset by dispositions and the Company’s overall decline in occupancy and rental rates between the two periods.

Effective January 1, 2003, the Company acquired from Ampulla, LLC, a single member limited liability company owned by Michael V. Prentiss, Chairman of the Board of Prentiss Properties Trust, the remaining outstanding interest in Prentiss Properties Resources, Inc. for gross consideration of approximately $67,000. As a result of this transaction, effective January 1, 2003 the accounts of Prentiss Properties Resources Inc. are consolidated with and into the accounts of the Company’s operating partnership. This has no effect on the Company’s earnings but is rather a change in presentation.

For the second quarter 2003, the Company reported net income of $8.5 million, or $0.16 per common share (diluted), compared to $17.3 million, or $0.39 per common share (diluted), for the second quarter of 2002. The decline in net income was significantly impacted by approximately $6.3 million in losses related to asset sales in Houston and Atlanta, offset by a $778,000 gain on sale of land in Chicago. FFO totaled $34.5 million for the second quarter

Prentiss Properties Trust 2nd Quarter 2003 Earnings Release

July 16, 2003

of 2003 compared to $37.7 million for the second quarter 2002. Both net income and FFO were negatively impacted by lower occupancy between the two periods and rent roll-downs on expiring leases.

The Company believes that FFO is helpful to investors and the Company’s management as a measure of the Company’s operating performance because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and, as a result, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, development activities, general and administrative expenses, and interest costs, providing perspective not immediately apparent from net income. In addition, the Company’s management believes that FFO provides useful information to the investment community about the Company’s financial performance when compared to other REITs since FFO is generally recognized as the industry standard for reporting the operating performance of REITs. A reconciliation of net income, the most directly comparable GAAP measure, to FFO is attached as a schedule hereto.

Earnings guidance for 2003 will be discussed by management on the July 17, 2003 conference call. Instructions for accessing the conference call can be found in the Additional Information section of this press release.

Portfolio Performance

Office portfolio occupancy stood at 89.6 percent at the end of the second quarter 2003 versus 89.1 percent at the end of the first quarter 2003 and 92.2 percent at the end of the second quarter of 2002. Industrial portfolio occupancy stood at 98.3 percent at the end of the second quarter 2003 versus 97.8 percent at the end of the first quarter 2003 and 97.9 percent at the end of the second quarter of 2002.

Overall portfolio occupancy stood at 90.7 percent at the end of the second quarter 2003 versus 90.1 percent at the end of the first quarter 2003 and 93.2 percent at the end of the second quarter of 2002.

Office property expirations totaled 573,000 square feet during the second quarter of 2003. During the quarter, the Company commenced renewals and new leases totaling 621,000 square feet. Average straight-line net rents on new office leases were 8 percent below those on expiring leases. Industrial property expirations totaled 111,000 square feet during the second quarter of 2003 and 123,000 square feet were renewed or newly leased, with average straight- line net rents on new and renewed leases exceeding those on expiring leases by 11 percent.

During the quarter the following major leases were signed by the Company:

1)	SRA International executed a new lease and two lease amendments totaling 83,120 square feet, for a 4 ½—year term at 8260 Willow Oaks in Fairfax, Virginia. Including space previously subleased from UUNET, which is now leased directly to SRA International, SRA International occupies a total of 106,228 square feet at 8260 Willow Oaks.

Prentiss Properties Trust 2nd Quarter 2003 Earnings Release

July 16, 2003

2)	Harrows executed two new, 4-year leases totaling 71,794 square feet at Pacific Gateway Center in Torrance, California .
3)	Mantech International executed a 52,587 square foot, 7-year lease renewal and expansion at Greenwood Center in Fairfax, Virginia.
4)	Burnham Brown executed a 45,651 square foot, 10-year lease renewal at World Savings Center in Oakland, California.
5)	CRESTEC Los Angeles executed a 50,814 square foot, 5-year lease renewal at Pacific Gateway Center in Torrance, California.
6)	General Atomics Aeronautical Systems executed a 41,952 square foot, 2- year renewal and expansion at Via Del Campo Corporate Center in Rancho Bernardo, California.
7)	Wireless Telephone Switching Systems executed a new 39,932 square foot, 5-year lease at Pacific Corporate Center in Carlsbad, California.
8)	Western Stone and Metal executed a 39,394 square foot, 7-year lease renewal and expansion at Panorama Point in Denver, Colorado.
9)	EDG, Inc. executed a new 35,128 square foot, 5 ½-year lease at One Westchase Center in Houston, Texas.
10)	FedEx Ground Packaging Systems executed a new 30,331 square foot, 4-year lease at Pacific Gateway Center in Torrance, California.
11)	Clegg Industries executed a 30,125 square foot, 9-month renewal at Pacific Gateway Center in Torrance, California.
12)	Northrop Grumman executed a 26,074 square foot, 5-year expansion at 2411 Dulles Corner in Herndon, Virginia.
13)	Sybase executed a 21,163 square foot, 6-year renewal at O’Hare Plaza II in Chicago, Illinois.
14)	Lockheed Martin executed a new 20,667 square foot, 5-year lease at 2411 Dulles Corner in Herndon, Virginia.

The Company has received indication, subject to final documentation, from MCI WorldCom Communications, Inc. that, effective August 15, 2003, it intends to reject the 106,576 square feet that it currently leases at 8521 Leesburg Pike in Vienna, Virginia. The Company has 53,033 square feet that it still leases to MCI and its subsidiaries, 18,039 square feet of which MCI recently renewed with the Company.

Lease expirations for office properties for the remainder of 2003 total 567,000 square feet, which equates to 4 percent of the Company’s net rentable office square feet. Lease expirations for office properties over the next twelve months total 1,073,000 square feet, which equates to 7 percent of the Company’s net rentable office square feet.

Capital Markets and Financing

As of June 30, 2003, the Company’s market value of equity was $1.44 billion. Total market capitalization at June 30, 2003 was $2.58 billion, compared to a total asset book value of $2.22 billion (including a pro-rata share of unconsolidated joint venture assets). As of June 30, 2003, Debt to Total Market Capitalization (market value equity plus debt) stood at 44.4 percent compared to 46.7 percent as of March 31, 2003 and 42.2 percent as of June 30, 2002.

Prentiss Properties Trust 2nd Quarter 2003 Earnings Release

July 16, 2003

The Company’s debt balance at June 30, 2003, including its share of unconsolidated joint venture debt, was $1.15 billion. Of this amount, $720.9 million was fixed rate, non-recourse, long-term mortgages. The remaining $425.8 million was floating rate debt, of which $250.0 million was hedged as of the end of the second quarter of 2003. Including the Company’s existing hedges, the Company’s exposure to floating rate debt represented 7 percent of its total market capitalization as of the end of the second quarter of 2003.

During the second quarter of 2003, the Company’s weighted average cost of debt, including all costs related to hedge amortization, swap payments and unused commitment fees, was 6.57 percent. At June 30, 2003, excluding the Company’s line of credit, the weighted average maturity of debt was 5.0 years with only $2.8 million maturing for the remainder of 2003.

During the second quarter of 2003, the Company completed a $100.0 million, 5-year unsecured, interest only term loan. Proceeds from the new loan were used to pay down the Company’s revolving line of credit. The spread over 30-day LIBOR can fluctuate between 112.5 basis points and 162.5 basis points depending upon the Company’s ratio of total indebtedness to total assets. This pricing grid is 12.5 basis points less than the spread on the Company’s existing revolving line of credit for each pricing level. Banking participants in the new facility include EuroHypo AG as Administrative Agent and Sole Lead Arranger, Bank One NA as Syndication Agent, Bank of Montreal as Documentation Agent and SunTrust Bank as a Lender.

In conjunction with the new $100 million unsecured term loan, the Company completed two four-year interest rate swaps during the quarter in the notional amounts of $50.0 million and $25.0 million which take effect following the August 1, 2003 expiration of an existing $50.0 million swap agreement. The new agreements swap floating rate LIBOR for a fixed rate LIBOR of 2.27 percent and 2.277 percent on $50.0 million and $25.0 million respectively of our variable rate borrowings. The interest rate swap agreements have an effective date of August 1, 2003 and mature August 1, 2007. Based on the current spread on the new facility, the new swaps will lock $75 million of the Company’s borrowings under the new facility at weighted average rate of 3.65 percent over this time period.

Subsequent to the end of the quarter, the Company restructured the $14.1 million term loan with EuroHypo which was secured by 2500 Cumberland in Atlanta, Georgia. Changes to the loan included releasing the lien on 2500 Cumberland and replacing it with an unsecured obligation to the Company. This restructuring will enhance the Company’s sales effort of its Atlanta portfolio.

Dividends, Capital Expenditures and Funds Available for Distribution (FAD)

The Company declared a $0.56 regular quarterly dividend on June 11, 2003, to owners (shares and units) of record as of June 30, 2003, and paid the dividend on July 11, 2003. The annualized dividend of $2.24 per share represented a yield of 7.3 percent based on

Prentiss Properties Trust 2nd Quarter 2003 Earnings Release

July 16, 2003

Tuesday’s closing share price of $30.57. The FFO payout ratio for the quarter ended June 30, 2003, was 72.1 percent.

The Company spent $7.4 million in non- incremental capital expenditures during the quarter, of which $1.0 million represented capital improvements and repairs to the properties and $6.4 million represented costs paid with respect to leasing and tenant improvements. For office leases executed during the quarter, the Company’s average non- incremental leasing and tenant improvement costs per square foot were $14.30, or $2.71 per square foot per year. These costs were based on 585,000 square feet of office leases during the quarter. For industrial leases executed during the quarter, the Company’s average non- incremental leasing and tenant improvement costs per square foot were $0.67, or $0.25 per square foot per year. These costs were based on 123,000 square feet of industrial leases during the quarter.

Funds Available for Distribution (FAD) totaled approximately $25.6 million for the quarter. FAD is calculated by deducting non-incremental capital expenditures and straight- line rent from FFO and adding amortization of deferred financing fees to FFO. The second quarter 2003 dividend represented a 97.3 percent payout of FAD.

FAD is included herein, because we believe that FAD is helpful to investors and our management as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing and investing activities, it provides investors with an indication of our ability to incur and service debt and to fund dividends and other cash needs. A reconciliation of net income, the most directly comparable GAAP measure, to FAD is attached as a schedule hereto.

Additional Information

The Company will broadcast its second quarter 2003 earnings conference call on Thursday, July 17, 2003. The conference call will begin at 10:00 am CDT and will last for approximately one hour. Those interested in listening via the Internet can access the conference call at www.prentissproperties.com. Please go to the Company’s web site 15 minutes prior to the start of the call to register. It may be necessary to download audio software to hear the conference call. To do so, click on the Real Player icon and follow directions from there. Those interested in listening via the telephone can access the conference call at (303) 262-2130. A replay of the conference call will be available via phone through July 24, 2003 at (303) 590-3000, passcode #542604 or via the Internet on the Company’s website.

Additional information on Prentiss Properties Trust, including an archive of corporate press releases and conference calls, is available on the Company’s web site. The Company’s second quarter 2003 Supplemental Operating and Financial Data, which includes a reconciliation of GAAP to Non-GAAP financial measures, will be available on the Company’s web site at www.prentissproperties.com prior to the start of the conference call.

Prentiss Properties Trust 2nd Quarter 2003 Earnings Release

July 16, 2003

About Prentiss Properties Trust

Prentiss Properties Trust is a self-administered and self- managed real estate investment trust (“REIT”). It owns interests in 138 operating properties with approximately 17.8 million square feet.

The Company, through various management subsidiaries, manages approximately 29.6 million square feet of office and industrial properties owned by Prentiss, its affiliates and third parties.

With its headquarters in Dallas, Texas, Prentiss Properties focuses on the ownership of office properties in Metropolitan Washington D.C., Chicago, Dallas, Austin, Northern California and Southern California. It is a full service real estate company with in- house expertise in areas such as acquisitions, development, facilities management, property management and leasing.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intent,” “predict,” “project” and similar expressions as they relate to Prentiss Properties Trust or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no current intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Financial Tables to Follow

For more information on Prentiss Properties Trust,

visit the Company’s website at www.prentissproperties.com

Prentiss Properties Trust

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

Assets	6/30/2003	3/31/2003	12/31/2002	9/30/2002	6/30/2002
Operating real estate:
Land	$313,621	$312,130	$300,460	$298,499	$299,705
Buildings and improvements	1,684,609	1,684,276	1,631,568	1,618,262	1,619,576
Less: accumulated depreciation	(198,194)	(189,539)	(178,792)	(171,689)	(167,653)

Total operating real estate	1,800,036	1,806,867	1,753,236	1,745,072	1,751,628

Construction in progress	—	—	41,352	37,450	70,034
Land held for development	64,185	64,179	65,377	65,244	65,010

Deferred charges and other assets, net	180,210	174,613	169,373	154,266	146,352
Notes receivable	13,354	13,354	13,354	13,354	13,354
Receivables, net	41,097	41,414	39,024	36,936	36,264
Cash and cash equivalents	7,395	9,500	5,080	6,753	6,654
Escrowed cash	12,551	12,510	10,483	9,326	9,383
Investments in securities	4,890	4,379	3,927	3,890	4,327
Investments in joint ventures and unconsolidated subsidiaries	14,535	14,671	21,083	20,891	21,357

Total assets	$2,138,253	$2,141,487	$2,122,289	$2,093,182	$2,124,363

Liabilities and Shareholders’ Equity
Liabilities:
Mortgages and notes payable	$1,060,786	$1,056,449	$1,011,027	$975,145	$1,014,720
Interest rate hedges	14,855	15,902	16,776	17,217	12,069
Accounts payable and other liabilities	75,896	70,090	79,626	79,917	69,535
Other payables (affiliates)	—	—	7,355	6,384	4,636
Distributions payable	27,043	27,008	26,947	26,936	26,990

Total liabilities	1,178,580	1,169,449	1,141,731	1,105,599	1,127,950

Minority interest in operating partnership	132,622	133,191	133,649	134,052	134,304

Minority interest in real estate partnerships	1,512	1,593	2,676	2,861	3,068

Commitments and contingencies

Shareholders’ equity:
Preferred shares $ .01 par value, 20,000,000 shares authorized, 3,773,585 shares issued and outstanding	100,000	100,000	100,000	100,000	100,000
Common shares $ .01 par value, 100,000,000 shares authorized, 44,145,837 and 43,965,756 (includes 4,984,401 in treasury) shares issued and outstanding at June 30, 2003 and December 31, 2002, respectively	441	441	439	439	439
Additional paid-in capital	887,300	885,761	882,897	882,244	882,170
Common shares in treasury, at cost, 4,984,401 shares at June 30, 2003 and December 31, 2002	(118,476)	(118,476)	(118,476)	(118,476)	(116,004)
Unearned compensation	(2,963)	(3,475)	(1,479)	(1,981)	(2,482)
Accumulated other comprehensive income	(13,359)	(15,122)	(15,768)	(16,293)	(10,851)
Retained earnings/(distributions in excess of earnings)	(27,404)	(11,875)	(3,380)	4,737	5,769

Total shareholders’ equity	825,539	837,254	844,233	850,670	859,041

Total liabilities and shareholders’ equity	$2,138,253	$2,141,487	$2,122,289	$2,093,182	$2,124,363

Prentiss Properties Trust

Consolidated Statements of Income

(in thousands, except per share amounts)

	Six Months Ended		Three Months Ended
	6/30/2003	6/30/2002	6/30/2003	3/31/2003	12/31/2002	9/30/2002	6/30/2002
Revenues:
Rental income	$167,111	$164,038	$84,203	$82,908	$85,613	$83,923	$84,874
Service business and other income	8,602	2,543	4,247	4,355	880	963	1,050

	175,713	166,581	88,450	87,263	86,493	84,886	85,924

Expenses:
Property operating and maintenance	42,231	39,048	21,163	21,068	23,562	20,283	20,718
Real estate taxes	19,628	20,872	9,733	9,895	8,304	9,244	10,930
General and administrative and personnel cost	5,628	5,242	3,232	2,396	2,652	2,467	2,489
Operating expenses of service business	5,121	—	2,902	2,219	—	—	—
Interest expense	34,780	32,916	17,712	17,068	16,932	17,233	16,780
Amortization of deferred financing costs	1,045	814	536	509	518	500	412
Depreciation and amortization	37,097	32,484	18,508	18,589	18,016	16,953	17,399

	145,530	131,376	73,786	71,744	69,984	66,680	68,728

Income from continuing operations before minority interests and equity in income of joint ventures and unconsolidated subsidiaries	30,183	35,205	14,664	15,519	16,509	18,206	17,196

Minority interests	(5,214)	(5,523)	(2,576)	(2,638)	(2,470)	(2,724)	(2,711)
Equity in income of joint ventures and unconsolidated subsidiaries	1,338	1,884	712	626	962	308	752

Income from continuing operations	26,307	31,566	12,800	13,507	15,001	15,790	15,237

Discontinued operations:
Income from discontinued operations	1,979	4,154	1,075	904	881	1,780	2,186
Gain/(Loss) from disposition of discontinued operations	(6,334)	—	(6,334)	—	(24)	5,599	—
Minority interest related to discontinued operations	160	(159)	193	(33)	(32)	(275)	(82)

	(4,195)	3,995	(5,066)	871	825	7,104	2,104

Income before gain on sale of properties and extraordinary items	22,112	35,561	7,734	14,378	15,826	22,894	17,341

Gain on sale of properties	1,910	—	778	1,132	—	—	—
Extraordinary items	—	—	—	—	—	—	—

Net income	24,022	35,561	8,512	15,510	15,826	22,894	17,341
Preferred dividends	(4,226)	(4,132)	(2,113)	(2,113)	(2,113)	(2,113)	(2,113)

Net income applicable to common shareholders	$19,796	$31,429	$6,399	$13,397	$13,713	$20,781	$15,228

Net income per common share—basic	$0.51	$0.83	$0.16	$0.34	$0.35	$0.53	$0.40

Weighted average number of common shares outstanding—basic	38,973	37,942	38,996	38,949	38,911	38,909	38,551

Net income per common share—diluted	$0.51	$0.82	$0.16	$0.34	$0.35	$0.53	$0.39

Weighted average number of common shares and common share equivalents outstanding-diluted	39,128	38,280	39,204	39,060	39,038	39,089	38,867

Calculation of FFO and FAD

For Common Shares and Common Share Equivalents

(000s, except per share data)

	Six Months Ended		Three Months Ended
Funds from Operations (FFO):	6/30/2003	6/30/2002	6/30/2003	3/31/2003	12/31/2002	9/30/2002	6/30/2002

Net income	$24,022	$35,561	$8,512	$15,510	$15,826	$22,894	$17,341
Add:
Real estate depreciation and amortization (1)	39,011	35,616	19,466	19,545	19,330	18,422	18,989
Real estate depreciation and amortization of unconsolidated subsidiaries and joint ventures (2)	1,471	1,618	738	733	746	739	739
Minority interests (3)	5,075	5,601	2,403	2,672	2,687	2,963	2,755
Adjustments:
(Gain)/loss on sale of property	4,424	—	5,556	(1,132)	24	(5,599)	—
Dividends paid on perpetual preferred units	(4,318)	(4,344)	(2,159)	(2,159)	(2,159)	(2,159)	(2,159)

Funds from operations	$69,685	$74,052	$34,516	$35,169	$36,454	$37,260	$37,665
Weighted average shares and units (shares) outstanding (diluted)	44,396	43,571	44,471	44,329	44,313	44,370	44,153
FFO per weighted average shares outstanding (diluted)	$1.57	$1.70	$0.78	$0.79	$0.82	$0.84	$0.85
Weighted average shares and units (shares) outstanding (non-diluted)	44,241	43,232	44,263	44,218	44,186	44,190	43,837
FFO per weighted average shares outstanding (non-diluted)	$1.58	$1.71	$0.78	$0.80	$0.83	$0.84	$0.86

Funds Available for Distribution (FAD):

Funds from operations	$69,685	$74,052	$34,516	$35,169	$36,454	$37,260	$37,665
Adjustments:

Straight-line rent adjustment	(3,950)	(5,746)	(2,063)	(1,887)	(1,691)	(1,971)	(2,770)

Amortization of deferred financing fees	1,073	842	550	523	532	514	426

Capital expenditures	(11,575)	(9,614)	(7,423)	(4,152)	(7,876)	(6,646)	(5,598)

Funds available for distribution	$55,233	$59,534	$25,580	$29,653	$27,419	$29,157	$29,723
Weighted average shares and units (shares) outstanding (diluted)	44,396	43,571	44,471	44,329	44,313	44,370	44,153

Dividend per share	$1.120	$1.095	$0.560	$0.560	$0.560	$0.560	$0.560
Total dividend declared (excludes dividend on perpetual preferred)	$49,722	$47,957	$24,879	$24,843	$24,783	$24,772	$24,825

Payout ratio of FFO	71.35%	64.76%	72.08%	70.64%	67.98%	66.48%	65.91%
Payout ratio of FAD	90.02%	80.55%	97.26%	83.78%	90.39%	84.96%	83.52%

(1)	- Excludes depreciation and amortization not related to real estate.
(2)	- Represents Prentiss Properties Trust’s proportionate share of real estate depreciation and amortization from joint venture assets.
(3)	- Represents the minority interest attributable to holders of operating partnership units. Excludes the minority interest attributable to property partnerships.